Exhibit 10.1
SEVENTH AMENDMENT TO
REVOLVING CREDIT AND SECURITY AGREEMENT

This Seventh Amendment to Revolving Credit and Security Agreement (the “Amendment”) is made as of this 24th day of September, 2014 by and among SMTC CORPORATION, a corporation organized under the laws of the State of Delaware (“SMTC”), SMTC MANUFACTURING CORPORATION OF CALIFORNIA, a corporation organized under the laws of the State of California (“SMTC California”), SMTC MEX HOLDINGS, INC., a corporation organized under the laws of the State of Delaware (“SMTC Mex”), ZF ARRAY TECHNOLOGY, INCORPORATED, a corporation organized under the laws of the State of Delaware (“ZF Array”), HTM HOLDINGS, INC., a corporation organized under the laws of the State of Delaware (“HTM” and together with SMTC, SMTC California, SMTC Mex and ZF Array each a “US Borrower” and collectively the “US Borrowers”), SMTC MANUFACTURING CORPORATION OF CANADA, a corporation organized under the laws of the Province of Ontario (“Canadian Borrower” and together with US Borrowers and each other Person joined to the Loan Agreement as a borrower from time to time, each a “Borrower” and collectively the “Borrowers”),  PNC BANK CANADA BRANCH (the “Canadian Lender”), the other financial institutions which are now or which hereafter become a party to the Loan Agreement (each individually a “Lender” and collectively with Canadian Lender, the “Lenders”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A. On September 14, 2011, Borrowers, Lenders and Agent entered into, inter alia, a certain Revolving Credit and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto.  The Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Financing Agreements.”  All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.  In the case of a direct conflict between the provisions of the Loan Agreement and the provisions of this Amendment, the provisions hereof shall prevail.

B. The Borrowers have requested, and the Agent and the Lenders have agreed, subject to the terms and conditions of this Amendment, to modify certain definitions, terms and conditions in the Loan Agreement.

NOW, THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1. Amendments to Loan Agreement.  Upon the effectiveness of this Amendment, the Loan Agreement shall be amended as follows:

(a) Definitions.  The following definitions contained in Section 1.2 of the Loan Agreement shall be amended and restated in their entirety as follows:

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(iii).

“Maximum Canadian Revolving Advance Amount” shall mean $0.

“Permitted Encumbrances” shall mean: (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing; (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under employment or unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (f) Liens arising by virtue of the rendition, entry or issuance against any Borrower or any Subsidiary, or any property of any Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (x) is in existence for less than twenty (20) consecutive days after it first arises or is being Properly Contested and (y) is at all times junior in priority to any Liens in favor of Agent; (g) mechanics’, workers’, materialmen’s, construction or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; (h) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that any such lien shall not encumber any other property of any Borrower and; (i) other Liens incidental to the conduct of any Borrower’s business or the ownership of its property and assets, including but not limited to zoning restrictions, easements, licenses and covenants, which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or Lenders’ rights in and to the Collateral or the value of any Borrower’s property or assets or which do not materially impair the use thereof in the operation of any Borrower’s business; (j) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses entered into by any Borrower in the Ordinary Course of Business and (k) Liens disclosed on Schedule 1.2, but, for greater certainty, a “Permitted Encumbrance” shall not include a Lien or statutory deemed trust in respect of or arising in connection with a Canadian Pension Plan or Canadian Union Plan.

“Revolving Interest Rate” shall mean (a) with respect to Domestic Rate Loans to US Borrowers, an interest rate per annum equal to the Alternate U.S. Base Rate plus the Applicable Margin, and (b) with respect to Eurodollar Rate Loans, an interest rate per annum equal to the sum of the Eurodollar Rate plus the Applicable Margin.

(b) New Definitions.  The following defined terms shall be added to Section 1.2 of the Loan Agreement in the correct alphabetical order:

“Applicable Margin” shall mean for Revolving Advances as of the Seventh Amendment Date and through and including the date immediately prior to the Initial Adjustment Date (as defined below), the applicable percentage specified below:

APPLICABLE MARGIN FOR ALTERNATE U.S. BASE RATE LOANS	APPLICABLE MARGIN FOR EURODOLLAR RATE LOANS
1.25%	3.75%

Effective as of the first day of the month (the “Initial Adjustment Date”) following the date on which Borrowers’ financial statements for the fiscal quarter ending June 30, 2015 and the related Compliance Certificate required for such period under Section 9.8 are delivered to Agent and thereafter, effective on the fifth (5th) Business Day (each, an “Adjustment Date”) after the delivery to Agent of Borrowers’ financial statements and the related Compliance Certificate required under Section 9.8 hereof for the most recently ended fiscal quarter, the Applicable Margin for each type of Advance shall be adjusted for the fiscal quarter beginning on such Adjustment Date, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Fixed Charge Coverage Ratio for the trailing four quarter period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date:

FIXED CHARGE COVERAGE RATIO	APPLICABLE MARGINS FOR ALTERNATE U.S. BASE RATE LOANS	APPLICABLE MARGINS FOR EURODOLLAR RATE LOANS
Greater than or equal to 1.10 to 1.00 but less than 1.30 to 1.00	1.25%	3.75%
Greater than or equal to 1.30 to 1.00	0.75%	3.25%

If Borrowers shall fail to deliver the financial statements, certificates and/or other information required under Sections 9.7 or 9.8 by the dates required pursuant to such sections, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Fixed Charge Coverage Ratio reflected in such statements.  Notwithstanding anything to the contrary contained herein, no downward adjustment in any Applicable Margin shall be made on any Adjustment Date on which any Event of Default shall have occurred and be continuing. Notwithstanding anything to the contrary contained herein, immediately and automatically upon the occurrence of any Event of Default, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the Fixed Charge Coverage Ratio reflected on the most recently delivered financial statements and Compliance Certificate delivered by Borrowers to Agent pursuant to Section 9.7 or 9.8 (as applicable). Any increase in interest rates and/or other fees payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or other fees resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Sections 9.7 or 9.8 hereof) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof or the default fee rate provisions of Section 3.2 hereof.

If, as a result of any restatement of, or other adjustment to, the financial statements of Borrowers and their Subsidiaries on a consolidating and consolidated basis or for any other reason, Agent determines that (a) the Fixed Charge Coverage Ratio as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Fixed Charge Coverage Ratio for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in a higher interest rate and/or fees (as applicable) for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances and/or the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio for a period of no more than the preceding six (6) months would have resulted in a lower interest rate and/or fees (as applicable) for such six (6) month period, then the interest accrued on the applicable outstanding Advances and the amount of the fees accruing for such six (6) month period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively decreased by, and each Lender shall be obligated to pay to the Borrowers, an amount equal to such Lender’s ratable share of the excess of the amount of interest and fees that was actually paid for such six (6) month period over the amount of interest and fees that should have been paid for such six (6) month period (which obligation shall be satisfied by offset against the amounts thereafter payable from time to time by the Borrowers to such Lender until paid in full, unless there are no Obligations then outstanding in which case such Lender shall immediately pay any remaining unpaid amount to the Borrowers); provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the Fixed Charge Coverage Ratio would have resulted in a higher interest rate and/or fees (as applicable) for one or more periods and a lower interest rate and/or fees (as applicable) for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then (A) the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods, and (B) the amount payable by the Lenders pursuant to clause (ii) above shall be based upon the excess, if any of the amount of interest and fees that was actual paid for all applicable periods over the amount of interest and fees that should have been paid for such periods.

“Carryover Amount” shall have the meaning given in Section 7.6.

“Seventh Amendment Date” shall mean September 24, 2014.

(c) Revolving Advances.  Section 2.1 of the Loan Agreement shall be amended and restated in its entirety as follows:

2.1.       Revolving Advances.

(a)       Revolving Advances. Subject to the terms and conditions set forth in this Agreement including, without limitation, Sections 2.1(b), (c) and (d), each Lender, severally and not jointly, will make  Revolving Advances  to  US Borrowers in Dollars in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount minus the  aggregate Maximum Undrawn Amount of all issued and outstanding Letters of  Credit  and  (y) the Formula Amount.  The “Formula Amount” shall at all times be an amount  equal  to  the  Dollar  Equivalent of the sum of the following:

(i)       up to 90%, subject to adjustment pursuant to the provisions of Sections 2.1(b) hereof (“Receivables Advance Rate”), of Eligible US Receivables, plus

(ii)       up to the lesser of (A) 40%, subject to the provisions of Sections 2.1(b), (c) and (d) hereof, of the value of Eligible US Inventory consisting of raw materials or (B) 85% of the appraised net orderly liquidation value of Eligible US Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) (as applicable, the “Raw Materials Inventory Advance Rate”), plus

(iii)       up to the lesser of (A) 60%, subject to the provisions of Sections 2.1(b), (c) and (d) hereof, of the value of Eligible US Inventory consisting of finished goods or (B) 85% of the appraised net orderly liquidation value of Eligible US Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) (as applicable, the “Finished Goods Inventory Advance Rate” and collectively with the Raw Materials Inventory Advance Rate, the “Inventory Advance Rate” and, together with the Raw Materials Advance Rate and the Receivables Advance Rate, collectively the “Advance Rates”),  minus

(iv)       the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit, minus

(v)       such reserves (including the Availability Reserve and reserves on account of Priority Payables) as Agent may deem proper and necessary from time to time in its Permitted Discretion.

The Revolving Advances shall be evidenced by secured promissory notes (which may be amended and restated promissory notes), issued by the US Borrowers with respect to their Revolving Advances and issued by the Canadian Borrower with respect to its Revolving Advances (collectively, the “Revolving Credit Notes”) substantially in the form attached hereto as Exhibits 2.1-US.

(b)       Discretionary Rights.  The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its reasonable discretion in the exercise of its Permitted Discretion based on Agent’s review of updated Inventory appraisals, field examinations or other Collateral evaluations.  Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent.  The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).

(c)       Sublimit for Revolving Advances made against Inventory.  The aggregate amount of Revolving Advances made to Borrowers against (i) Eligible Inventory shall not exceed $17,000,000 in the aggregate at any time outstanding; and (ii) Eligible US Inventory located in Mexico in the aggregate shall not exceed $10,000,000 in the aggregate at any time outstanding.

(d)       Canadian Balances.  Upon and after the Seventh Amendment Date, no Advances shall be made to Canadian Borrower.

(d) Collateral Monitoring Fee. Section 3.4 of the Loan Agreement shall be amended by amending and restating Section 3.4(b) in its entirety as follows:

(b)       Borrowers shall pay to Agent immediately in accordance with Section 2.2(a) hereof, following any month in which Agent performs any collateral evaluation - namely any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent and which evaluation is undertaken by Agent or for Agent’s benefit - a collateral evaluation fee in an amount equal to $1,000 per day for each person employed to perform such evaluation, plus all reasonable costs and disbursements incurred by Agent in the performance of such examination or analysis.

(e) Financial Covenants.  Section 6.5 of the Loan Agreement shall be amended by amending and restating Section 6.5(a) in its entirety as follows:

(a) Fixed Charge Coverage Ratio.  Commencing with the fiscal quarter ending September 28, 2014, cause to be maintained a Fixed Charge Coverage Ratio of not less than: (x) 1.0 to 1.0, for the fiscal quarters ending September 28, 2014 and December 28, 2014; and (y) 1.1 to 1.0 for each fiscal quarter thereafter, calculated as follows:

Testing Date	Measurement Period
September 28, 2014	Three (3) months ending September 28, 2014
December 28, 2014	Six (6) months ending December 28, 2014
March 29, 2015	Nine (9) months ending March 29, 2015
June 28, 2015 and the end of each fiscal quarter thereafter	Trailing twelve months ending on such testing date

(f) Unfunded Capital Expenditures.  Section 7.6 of the Loan Agreement shall be amended and restated in its entirety as follows:

7.6 Unfunded Capital Expenditures.  Contract for, purchase or make any expenditure or commitments for Unfunded Capital Expenditures in an aggregate amount for all Borrowers not to exceed $3,000,000 in any fiscal year; provided, however, in the event Capital Expenditures during any fiscal year are less than the amount permitted for such fiscal year, then the unused amount (the “Carryover Amount”) may be carried over and used in the immediately succeeding fiscal year; provided, further, that any Carryover Amount shall be deemed to be the last amount spent in such succeeding fiscal year.

(g) Indebtedness.  Section 7.8 of the Loan Agreement shall be amended and restated in its entirety as follows:

7.8. Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of: (i) Indebtedness to Lenders; (ii) Indebtedness incurred for Capital Expenditures; (iii) Indebtedness incurred by one Borrower to another Borrower as permitted under Section 7.5 hereof and (iv) Indebtedness assumed under the Acquisition Agreement, (v) Indebtedness to EDC, (vi) Indebtedness set forth on Schedule 7.8 hereto and (vii) Indebtedness to Subordinated Lender pursuant to the Subordinate Note.

(h) Projections.  Section 9.12 of the Loan Agreement shall be amended and restated in its entirety as follows:

9.12.                  Projected Operating Budget.  Furnish Agent and Lenders, no later than one (1) day prior to the beginning of each Borrower’s fiscal year, commencing with the fiscal year ending December 27, 2015, a month by month projected operating budget, cash flow and availability projection of Borrowers on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

(i) Term.  Section 13.1 of the Loan Agreement shall be amended and restated in its entirety as follows:

13.1                   Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until January 2, 2018 (the “Term”) unless sooner terminated as herein provided.  Borrowers may terminate this Agreement at any time upon 10 Business Days’ prior written notice upon payment in full of the Obligations.  In the event the Obligations are prepaid in full (whether voluntary or involuntary, including after acceleration thereof) and this Agreement is terminated prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall concurrently pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (x) one percent (1%) of the Maximum Loan Amount if the Early Termination Date occurs on or after the Seventh Amendment Date to and including the date immediately preceding the second anniversary of the Seventh Amendment Date, and (y) zero percent (0%) of the Maximum Loan Amount if the Early Termination Date occurs on or after the second anniversary of the Seventh Amendment Date.

2. Acknowledgment Regarding Canadian Lender.  Borrowers hereby acknowledge that upon execution of this Amendment, any commitments of the Canadian Lender under the Loan Agreement are hereby terminated and Canadian Lender shall be removed as a party to the Loan Agreement.

3. Representations and Warranties.  Each Borrower hereby:

(a) reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the other Existing Financing Agreements and confirms that all are true and correct in all respects as of the date hereof as if made on and as of the date hereof, except for representations and warranties which related exclusively to an earlier date, which shall be true and correct in all respects as of such earlier date;

(b) reaffirms all of the covenants contained in the Loan Agreement, covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c) represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d) represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate action and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its articles of incorporation, bylaws or other formation documents, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e) represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith are valid, binding and enforceable in accordance with their respective terms except as such enforceability may be limited by equitable principles or any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

4. Conditions Precedent/Effectiveness Conditions.  This Amendment shall be effective upon satisfaction of the following conditions precedent (all documents to be in form and substance satisfactory to Agent and Agent’s counsel):

(a) Agent shall have received this Amendment fully executed by Borrowers and Guarantors;

(b) Agent shall have received a non-refundable amendment fee in an amount equal to $100,000.00, which Borrowers acknowledge Agent shall have earned in full as of the date hereof and which shall not be subject to proration;

(c) Agent shall have received a report on Borrowers’ Inventory located in Mexico prepared by Winter Harbor, LLC; and

(d) Execution and/or delivery of all other agreements, instruments and documents requested by Agent to effectuate and implement the terms hereof.

5. Further Assurances.  Borrowers hereby agree to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

6. Payment of Expenses.  Borrowers shall pay or reimburse Agent and Lenders for their reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

7. Reaffirmation of Loan Agreement.  Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

8. Confirmation of Indebtedness.  Borrowers confirm and acknowledge that as of the close of business on September 22, 2014, Borrowers were indebted to Agent and Lenders for the Advances under the Loan Agreement without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate principal amount of $25,434,007.51 due on account of Revolving Advances, plus all fees, costs and expenses incurred to date in connection with the Loan Agreement and the Other Documents.

9. Acknowledgment of Guarantors.  By execution of this Amendment, each Guarantor hereby covenants and agrees that each of its respective Guaranty and Suretyship Agreements, dated September 14, 2011, shall remain in full force and effect and shall continue to cover the existing and future Obligations of Borrowers to Agent and Lenders.

10. Miscellaneous.

(a) Third Party Rights.  No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b) Headings.  The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c) Modifications.  No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d) Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.

(e) Counterparts.  This Amendment may be executed in any number of counterparts and by facsimile or electronic transmission, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

[SIGNATURE PAGE TO SEVENTH AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (SMTC)]

[SIGNATURE PAGE TO SEVENTH AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (SMTC)]

[SIGNATURE PAGE TO SEVENTH AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (SMTC)]